Exhibit 10.1
Description of Compensation Payable to Non-Employee Directors
Upon the recommendation of the Compensation Committee of the Board of Directors of MFA Financial, Inc. (the “Company”), on June 26, 2014, the Board approved certain modifications to the compensation program for non-employee directors (“Non-Employee Directors”) of the Board effective July 1, 2014, which are described below:

•	Increased from $75,000 per year to $100,000 per year the annual cash retainer paid to the Non-Employee Directors, which retainer is payable quarterly in arrears on a pro rata basis.

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Increased the annual cash fee paid to the chair of the Board’s (i) Audit Committee from $25,000 per year to $35,000 per year; (ii) Compensation Committee from $20,000 per year to $35,000 per year; and (iii) Nominating and Corporate Governance Committee (“Nom. & Gov. Committee”) from $10,000 per year to $15,000 per year, which fees are payable quarterly in arrears on a pro rata basis.

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Established an annual cash retainer for service on one or more committees of the Board pursuant to which members of the Board’s (i) Audit Committee (other than the Audit Committee Chair) would receive $15,000 per year; (ii) Compensation Committee (other than the Compensation Committee Chair) would receive $15,000 per year; and (iii) Nominating and Corporate Governance Committee (other than the Nom. & Gov. Committee Chair) would receive $5,000 per year. Such fees will be payable quarterly in arrears on a pro rata basis.

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Eliminated fees payable to Non-Employee Directors for attendance at any regular or special meeting (whether in-person or telephonic) of the Board and for meetings of the Audit, Compensation and Nominating and Corporate Governance Committees (formerly, $1,500 per meeting).

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Increased from $75,000 to $100,000 the grant date value of the annual grant (the “Annual Equity Grant”) made to each Non-Employee Director of fully-vested shares of the Company’s common stock or restricted stock units (“RSUs”).

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In light of the changes to the Board’s governance structure effective January 1, 2014, pursuant to which the role of the Lead Director was eliminated and replaced with a non-executive Chairman of the Board, the Board approved the elimination of the additional annual cash fee of $7,500 formerly payable to the Lead Director and the additional annual grant of fully-vested 7,500 shares of Restricted Stock or RSUs formerly granted to the Lead Director and replaced such cash and equity with an annual grant to the non-executive Chairman of fully-vested shares of the Company’s common stock or RSUs with a grant date value of $85,000.

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The annual grants of Restricted Shares and RSUs to Non-Employee Directors will continue to be granted on the day following the Company’s annual meeting of stockholders, provided that as soon as practicable after July 1, 2014, (i) each of the Non-Employee Directors will receive an additional grant of fully-vested Restricted Shares with a grant date value of $25,000 to reflect the increase in the value of the Annual Equity Grant and (ii) the non-executive Chairman of the Board will receive, in addition to the grant described in clause (i), a grant of fully-vested Restricted Shares with a grant date value of $24,375 (which, when aggregated with the 7,500 Restricted Shares granted to such person after the Company’s 2014 Annual Meeting of Stockholders, will have a total grant date value of approximately $85,000).